Part II	Exhibit 15.1

Letter re: Unaudited Interim Financial Information

May 4, 2010

The Board of Directors and Shareholders:

CVS Caremark Corporation

We are aware of the incorporation by reference in the Registration Statements (Nos. 333-49407, 333-34927, 333-28043, 333-91253, 333-63664, 333-139470 and 333-141481 on Form S-8 and 333-143110 and 333-165672 on Form S-3) of CVS Caremark Corporation of our report dated May 4, 2010, relating to the unaudited condensed consolidated interim financial statements of CVS Caremark Corporation that are included in its Form 10-Q for the quarter ended March 31, 2010.

Very truly yours,

/s/ Ernst & Young LLP

Boston, Massachusetts